Exhibit 99.1

FOR IMMEDIATE RELEASE

MRC GLOBAL REDUCES DEBT INTEREST COSTS AND

INCREASES FACILITY AMOUNT

HOUSTON, TX – November 19, 2013 – MRC Global Inc. (NYSE: MRC) reported today that it has completed a repricing of its senior secured Term Loan B while increasing the facility by $150 million. The current applicable annual interest rate was reduced by 100 basis points to LIBOR + 400 basis points (previously LIBOR + 500 basis points). At the same time, the LIBOR floor on the facility was reduced from 1.25% to 1.00%. As with the original facility, the applicable margin will step down by 25 basis points if the company’s consolidated total leverage ratio (as defined in the term loan) is less than 2.50:1.00. The annual pre-tax interest savings at current LIBOR levels, net of the facility expansion and partial repayment of the Global ABL facility, is expected to be approximately $4 million.

“We have taken advantage of our strong credit profile and an attractive interest rate environment to increase the size of our Term Loan and lower our interest rate. The facility expansion proceeds have been used to pay down borrowings under our Global ABL Facility, providing us with additional liquidity to execute on our strategic objective to make acquisitions that expand our presence in the energy infrastructure sector outside of the U.S.” commented MRC Global Chairman, President and CEO Andrew Lane.

The borrower under the upsized $793.5 million facility remains McJunkin Red Man Corporation, a wholly owned subsidiary of the company.

MRC Global expects to record a pre-tax charge of approximately $5 million in the fourth quarter of 2013 related to fees and the write-off of deferred financing costs as a result of this transaction.

About MRC Global Inc.

Headquartered in Houston, Texas, MRC Global, a Fortune 500 company, is the largest global distributor of pipe, valves, and fittings (PVF) and related products and services to the energy industry, based on sales, and supplies these products and services across each of the upstream, midstream and downstream sectors. More information about MRC Global can be found at www.mrcglobal.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “expects,” and similar expressions are intended to identify forward-looking statements.

The company’s expectations regarding the interest savings from the transactions described in this news release are only the company’s expectations regarding these savings. Whether the company is actually successful in obtaining these savings is dependent on a number of factors, including (among others) the company’s debt levels, the interest rate from time to time under the term loan and the interest rates and amounts outstanding under the company’s global ABL facility.

Contacts:

James E. Braun, Executive Vice President and Chief Financial Officer MRC Global Inc. Jim.Braun@mrcglobal.com 832-308-2845	Monica Schafer, Vice President Investor Relations MRC Global Inc. Monica.Schafer@mrcglobal.com 832-308-2847

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